EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Citi Trends, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-125611 and 333-181609) on Form S-8 of Citi Trends, Inc. of our report dated April 15, 2015, with respect to the consolidated balance sheets of Citi Trends, Inc. and subsidiary as of January 31, 2015 and February 1, 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years ended January 31, 2015, February 1, 2014, and February 2, 2013, and the effectiveness of internal control over financial reporting as of January 31, 2015, which reports appear in the January 31, 2015 annual report on Form 10-K of Citi Trends, Inc.

/s/  KPMG LLP

Jacksonville, Florida

April 15, 2015

Certified Public Accountants